Exhibit 99.2

EXECUTION VERSION

JOINDER TO DIVIDEND WAIVER

This Joinder to Dividend Waiver (this “Joinder”), is entered into by Anvil Trust, a trust formed under the laws of Gibraltar (“Anvil”). Reference is hereby made to (i) that certain Letter of Intent, dated as of December 19, 2019 (the “LOI”), by and between Anvil and HBS Investments LP, a Cayman Islands partnership (“HBS”) and (ii) those certain counterpart Dividend Waivers, dated on or about December 20, 2019, by and among the Initial Waiving Shareholders (defined below) (collectively, the “Dividend Waiver”). Capitalized terms used herein but not defined shall have the meanings ascribed to them in the LOI and the Dividend Waiver, as applicable.

WHEREAS, (i) Brooge Holdings Limited, a Cayman Islands exempted company (“Pubco”), (ii) Twelve Seas Investment Company, a Cayman Islands exempted company (“Twelve Seas”), (iii) Brooge Merger Sub Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of Pubco (“Merger Sub”), (iv) Brooge Petroleum And Gas Investment Company FZE, a company formed under the laws of the Fujairah Free Zone, UAE (“BPGIC”), and (v) BPGIC Holdings Limited, a Cayman Islands exempted company (pursuant to the Assignment and Joinder to Business Combination Agreement dated as of November 19, 2019, as assignee of Brooge Petroleum and Gas Investment Company (BPGIC) PLC) (“Seller”) which is beneficially owned by HBS, are parties to that certain Business Combination Agreement, dated as of April 15, 2019 (as amended, including without limitation by the First Amendment to Business Combination Agreement, dated as of September 16, 2019, the “Business Combination Agreement”), pursuant to which, subject to the terms and conditions thereof, upon the consummation of the transactions contemplated thereby on December 20, 2019 (the “Closing”), among other matters, (a) Twelve Seas merged with and into Merger Sub, with Twelve Seas continuing as the surviving entity as a wholly-owned subsidiary of Pubco and with holders of the Twelve Seas’ securities receiving substantially equivalent securities of Pubco, and (b) Pubco acquired all of the issued and outstanding ordinary shares of BPGIC from Seller in exchange for ordinary shares of Pubco, and with BPGIC becoming a wholly-owned subsidiary of Pubco (such transactions contemplated by the Business Combination Agreement, collectively, the “Business Combination”);

WHEREAS, in connection with the Business Combination, Pubco announced its intention to declare and pay a dividend in favor of the holders of ordinary shares of Pubco (“Ordinary Shares”) of $0.25 per Ordinary Share who are holders on or about the last business day of each calendar quarter following the Closing (the “Dividends”), subject to the discretion and approval of Pubco’s board of directors and applicable law, and assuming Seller, the Sponsor, EarlyBirdCapital, Inc. (“EBC”), Gregory Stoupnitzky, Suneel G. Kaji and MENA Energy Services Holdings Limited (“MENA”) (each a “Waiving Shareholder”, and collectively, the “Initial Waiving Shareholders” and together with Pubco, the “Interested Parties”) agreed to waive their rights to receive the Dividends for the first two years following the Closing (the “Waiver Term”);

WHEREAS, in connection with the LOI, HBS has agreed to transfer to Anvil, and Anvil has agreed to accept from HBS, 50,000 Ordinary Shares, which shares were received by Seller at the Closing in exchange for ordinary shares of BPGIC and which shares are beneficially owned by HBS (the “Commitment Shares”), and are subject to the Dividend Waiver; and

WHEREAS, pursuant to the Dividend Waiver, the Commitment Shares are Non-Dividend Shares and may only be transferred upon the transferee’s written agreement to be bound by the terms and conditions of the Dividend Waiver with respect to such Non-Dividend Shares.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is acknowledged, Anvil herby agrees as follows:

1. Agreement to be Bound. Pursuant to the terms of the Dividend Waiver, Anvil hereby: (a) acknowledges that it has received and reviewed a complete copy of the Dividend Waiver; and (b) agrees that upon execution and delivery of this Joinder to Pubco, with respect to the Commitment Shares, Anvil will be fully bound by, and subject to, all of the terms and conditions of the Dividend Waiver, and will be a “Waiving Shareholder” and “Interested Party” as though an original party to the Dividend Waiver for all purposes of the Dividend Waiver.

2. Miscellaneous. This Joinder shall be governed by, construed and enforced in accordance with the laws of the State of New York without regard to the conflict of laws principles thereof. The terms of this Joinder shall be governed by, enforced and construed and interpreted in a manner consistent with the provisions of the Dividend Waiver.

[Signature Page Follows]

Dated: January 28, 2020

ANVIL TRUST

By:	/s/ For and on behalf of Castle Trust and Management Services Limited
Name:
Title:

[Signature Page to Joinder to Dividend Waiver]